                                                                    EXHIBIT 99.1


[RANGE RESOURCES LOGO]

                                  NEWS RELEASE

                           RANGE APPOINTS NEW AUDITORS


FORT WORTH, TEXAS, JULY 15, 2002.............RANGE RESOURCES CORPORATION (NYSE:
RRC) today announced the appointment of new auditors. Over the past forty-five days, the Audit Committee of the Company formally requested proposals from three of the largest four accounting firms to audit the Company's financial statements. As part of the process, the Audit Committee and Management indicated to each of the proposing accounting firms that to provide additional assurance to the Company's shareholders they had resolved to have the newly selected firm perform a full reaudit of the prior three years. The Audit Committee reviewed the proposals in detail and interviewed each of the firms. On July 11, 2002, the Audit Committee recommended the engagement of KPMG LLP as the Company's independent auditors to replace Arthur Andersen LLP, whose engagement as the Company's auditors ended immediately. The Company's Board of Directors approved the Audit Committee's recommendation.

As a part of the auditor selection process, KPMG performed its normal client acceptance procedures with respect to the Company. In connection with these procedures, KPMG advised the Company that it believes that the Company should have used a different accounting principle to determine the amount of gain recognized in 1999 upon the formation of the Great Lakes LLC joint venture. Under this accounting principle, (i) the gain recognized in 1999 should be reduced (from $39.8 million to $31.0 million) and (ii) income recognized in periods subsequent to September 30, 1999 should be increased (by approximately $125,000 in 1999 and $500,000 per year thereafter).

In September 1999, the Company and an unaffiliated third party formed Great Lakes. The Company contributed all of its Appalachian oil and gas properties and associated gas gathering and transportation systems to Great Lakes (which at the time had an estimated fair value of $260.6 million and a net book value of $195.0 million) in exchange for a 50% ownership interest in the joint venture and $188.3 million in cash (which was funded under Great Lakes' newly established bank credit facility). The other party contributed oil and gas properties (with an estimated fair value of $70.4 million) and $2.0 million of cash. The Company used the $188.3 million of proceeds to repay the majority of its bank debt. In connection with the formation of the joint venture, the Company recognized a gain of $39.8 million (including $7.0 million recognized on the sale of gas marketing contracts) after consultation with its auditors at the time. This represented full gain recognition attributable to the portion of the net assets conveyed to Great Lakes in excess of the Company's 50% ownership interest, pursuant to EITF 89-7, Exchange of Assets or Interest in a Subsidiary for a Noncontrolling Equity Interest in a New Entity. The gain was calculated by comparing the Company's financial advisor's estimate of the fair market value of the assets conveyed to their net book value.

KMPG has advised the Company that, in its view, the amount of gain recognized on the formation of Great Lakes should have been calculated under a different accounting principle (i.e., SFAS 19, Financial Accounting and Reporting by Oil and Gas Producing Companies and APB No. 29, Accounting for Nonmonetary Transactions) than that previously used. Under this guidance, gain should be recognized only to the extent oil and gas properties are sold for cash. Therefore, the amount of the gain should be limited to the amount by which the monetary consideration received exceeded a proportionate share of the net book value of the assets conveyed, based on the ratio of the monetary consideration to the fair value of the assets conveyed. The Company has agreed to revise its accounting for the transaction. Using the revised accounting, the Company estimates the gain on the transaction would have been $31.0 million (comprised of $24.0 million on the sale of oil and gas assets and $7.0 million on the sale of gas marketing contracts) rather than the $39.8 million previously recorded. The Company intends to restate its previously filed financial statements to adjust for the $8.8 million reduction in gain on the formation of Great Lakes in 1999. As a result, there will be a corresponding reduction in depletion expense relating to Range's share of the Great Lakes assets for all periods subsequent to September 30, 1999 and a corresponding increase in pre-tax income. The increase approximated $125,000 in 1999 and $500,000 per year thereafter.

While it was not required, in order to provide additional assurance to its shareholders, the Company engaged KPMG to reaudit the three years ended December 31, 2001. The reaudits are expected to be completed by the end of the third quarter. Upon completion of the reaudits, there could be a change in the Company's current estimate of the proper amounts to be recorded for the Great Lakes transaction, as well as other adjustments for the years being reaudited.

The Company will host a conference call on Tuesday, July 16 at 10:30 a.m. ET to discuss this release. Anyone interested in participating in the call is invited to dial in at 719-457-2654. The confirmation code is 647786. A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com.

The webcast will be archived for replay on the Company's website for 90 days. A telephone replay of the call will be available through July 30 at 719-457-0820. The access code for the replay is 647786.

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

--------------------------------------------------------------------------------
                                                                          2002-8
Contact:        Rodney Waller, Senior Vice President
                (817) 870-2601
                www.rangeresources.com